[LETTERHEAD OF HERBALIFE INTERNATIONAL, INC.]

Contact:	Investor Relations
Tom Ekman / Joe Bunning
Sitrick And Company
(310) 788-2850

Investor Group Along with Distributors and Management
Complete Acquisition of Herbalife

LOS ANGELES—July 31, 2002—An investor group led by private equity firms Whitney & Co., LLC (“Whitney”) and Golden Gate Capital, Inc. (“Golden Gate”) in partnership with Herbalife distributors and senior management, today announced it has completed the acquisition of Herbalife International, Inc. (NASDAQ: HERBA and HERBB).

“Whitney and Golden Gate are excited and honored to partner with Herbalife distributors and management. Together we will continue to pursue Mark Hughes’ important vision of changing the health and nutritional habits of the world,” said Peter M. Castleman, the new Chairman of the Board of Herbalife and the Chairman & Managing Partner of Whitney & Co., LLC. “We believe that Herbalife is poised to build upon its leadership position in the wellness industry and benefit from the demographic and societal trends driving health and nutrition in our society today.”

Founded in 1980 by visionary Mark Hughes who originally started distributing Herbalife products out of the trunk of his car, Herbalife has emerged as a global leader in the weight management and nutrition industries. Over its 22-year history of bringing health and nutrition products to millions of people, Herbalife has expanded its operations from one to 54 countries. Herbalife has over one million distributors who retail the Company’s products, and in 2001 Herbalife generated gross revenue of $1.7 billion.

“This partnership will allow Herbalife to open a new chapter of success with a solid financial base, greater emphasis on new, best-in-class products, and more effective management of the business,” said Jesse Rogers, Managing Director of Golden Gate Capital. “The consistency and focus we will bring to the situation, combined with the benefits from distributor ownership, will go a long way towards realizing Herbalife’s potential.”

The investor group will finance the acquisition of Herbalife with $176 million of equity capital, and Herbalife’s distributors and senior management will invest alongside Whitney and Golden Gate.

“Today our ownership is resolved. Since the death of Mark Hughes, Herbalife’s ownership has been uncertain,” said John Tartol, a member of the Herbalife Chairman’s Club. “We have partnered with terrific long-term investors intent on further building and strengthening the business. They have embraced our distributors by ensuring the continuation of our marketing and business plan and inviting us to invest and join the Board.”

As a result of the transaction, which was approved today by stockholder vote that included the support of the Mark Hughes Family Trust, Herbalife stockholders are to receive $19.50 in cash for each share of Herbalife Class A and Class B Common Stock. The transaction is valued at approximately $685 million. The Company also announced that its shares of Class A and Class B Common Stock will cease to be traded in any public market effective at the close of business today.

“This transaction is a momentous occasion in Herbalife’s 22-year history, and the partnership between management, distributors and investors is breaking new ground in the network marketing industry,” said Francis X. Tirelli, President and CEO of Herbalife. “We are extremely excited about the enormous possibilities of this new partnership with Whitney and Golden Gate.”

About Herbalife

Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. The Company offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of December 31, 2001, the Company conducted business in 54 countries in the Asia/Pacific Rim, Europe and the Americas. The Company’s products are marketed primarily through a network marketing system comprising approximately one million distributors. In 2001, the Company had gross revenues of $1.7 billion.

About Whitney

Whitney & Co., LLC established in 1946 by the industrialist and philanthropist, John Hay Whitney, was one of the first U.S. venture capital firms pioneering the development of the private equity industry. Today, the firm remains a private partnership owned by the investing professionals and its main activity is to provide private equity and debt capital for middle market growth buyouts. Whitney manages approximately $5 billion of assets for major endowments, foundations and pension plans, and the firm is currently investing its fifth outside equity fund, Whitney V, a $1.1 billion fund, and its third private mezzanine debt fund. Whitney & Co. investment activities are focused on market leading companies that are poised for growth in a number of industries including healthcare and consumer products. Whitney & Co. is located in Stamford, Connecticut with an office in San Francisco and other professionals or affiliates in London, Tokyo and Hong Kong.

About Golden Gate

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $700 million of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. They target investments of up to $100 million in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts, and recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing.

Safe Harbor

This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results. Such risks and uncertainties include, but are not limited to: Herbalife’s ability to continue to attract, maintain, and motivate its distributors, changes in the regulatory environment affecting network marketing sales and sales of foods and dietary supplements, the effects of adverse publicity on sales, volatility in Herbalife’s earnings, consumer acceptance of network marketing, economic conditions in the countries in which Herbalife operates, the presence of possible competitors, adverse publicity, in-region cultural or demographic factors, the risk associated with the successful consummation of the merger transaction and other risks and uncertainties detailed from time to time in Herbalife’s Securities and Exchange Commission filings in recent years. For further information, please refer to Herbalife’s Form 10-K for the year ended December 31, 2001.